The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the prospectus are not offers to sell the securities and they are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-239766
SUBJECT TO COMPLETION
Preliminary Prospectus Supplement dated March 9, 2022
Preliminary Prospectus Supplement
(To Prospectus dated July 9, 2020)
$300,000,000
Carpenter Technology Corporation
     % Senior Notes due 2030
Carpenter Technology Corporation is offering $300,000,000 aggregate principal amount of its     % Senior Notes due 2030 (the “notes”). We will pay interest on the notes semi-annually in arrears on        and        of each year, beginning on            , 2022. The notes will mature on            , 2030.
On and after            , 2025, we may redeem the notes, at our option, in whole at any time or in part from time to time, at the redemption prices specified under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to (but not including) the redemption date. In addition, at any time prior to            , 2025, we may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date. We also may redeem up to 40% of the notes at any time and from time to time prior to            , 2025, with an amount not to exceed the net cash proceeds of one or more equity offerings at a redemption price equal to     %, plus accrued and unpaid interest, if any, to (but not including) the redemption date. See “Description of the Notes—Optional Redemption.” If we experience a change of control repurchase event, we may be required to offer to purchase the notes from holders. The notes will be issued only in minimum denominations of  $2,000 and integral multiples of  $1,000 in excess thereof.
The notes will be our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries.
We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no established trading market for the notes.
Investing in the notes involves risks. See “Forward-Looking Statements” in this prospectus supplement, “Risk Factors” beginning on page S-8 of this prospectus supplement and “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended June 30, 2021 and our Quarterly Reports on Form 10-Q for the quarters ending September 30, 2021 and December 31, 2021 and subsequent filings with the Securities and Exchange Commission incorporated by reference in this prospectus supplement and in the prospectus.
	Per Note	Total
Public offering price(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Carpenter Technology Corporation(1)	$	$
(1) Plus accrued interest, if any, from            , 2022 if settlement occurs after that date.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
We expect that delivery of the notes will be made to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank, SA/NV, as operator for the Euroclear System, against payment in New York, New York on or about            , 2022.
Joint Book-Running Managers
J.P. Morgan	BofA Securities	Wells Fargo Securities
Co-Managers
PNC Capital Markets LLC
US Bancorp
KeyBanc Capital Markets
Prospectus Supplement dated            , 2022.

This prospectus supplement, the prospectus and any free writing prospectus that we prepare or authorize contain and/or incorporate by reference information that you should consider when making an investment decision. Neither we nor any underwriter has authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the prospectus and any free writing prospectus, and the documents incorporated by reference herein or therein, are current only as of the respective dates of such documents. You should not assume that such information is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document has two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to, updates, or changes information contained in the prospectus and the documents incorporated by reference into this prospectus supplement and the prospectus. The second part is the prospectus, dated July 9, 2020, which we refer to as the “prospectus.” The prospectus contains more general information about our debt securities that we may offer from time to time, some of which may not apply to this offering of notes. If information in this prospectus supplement is inconsistent with the prospectus, you should rely on this prospectus supplement.
This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the prospectus in making your investment decision. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompany prospectus.
Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Carpenter Technology,” “the Company,” “we,” “us” and “our” are to Carpenter Technology Corporation and its consolidated subsidiaries. However, in the “Description of the Notes” and related summary sections of this prospectus supplement and the “Description of the Debt Securities” section of the prospectus, references to “we,” “us” and “our” are to Carpenter Technology Corporation and not to any of its subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.
We also make available, free of charge, on or through our Internet website (https://ir.carpentertech-nology.com), our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet website, other than the documents listed below under the heading “Incorporation by Reference.” You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” in this prospectus supplement or, at no cost, by writing or telephoning Carpenter Technology at the following address: Carpenter Technology Corporation, Attn: Investor Relations, 1735 Market Street, 15th Floor, Philadelphia, Pennsylvania, 19103, telephone: (610) 208-2000 or on our Internet website (https://ir.carpentertechnology.com).
We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-239766) relating to the debt securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of ours that is an exhibit to the registration statement, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s Internet website listed above.

S-iii

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference information into this prospectus supplement and the prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referred to in this way is considered part of this prospectus supplement and the prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement and the prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement and the prospectus.
We incorporate by reference in this prospectus supplement and the prospectus the documents set forth below that have been previously filed with the SEC as well as any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering; provided, however, that, except as specifically provided below, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:
•
our Annual Report on Form 10-K for the fiscal year ended June 30, 2021;

•
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 17, 2021;

•
our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2021 and December 31, 2021, and

•
our two (2) Current Reports on Form 8-K, filed with the SEC on October 14, 2021 and our Current Report on Form 8-K, filed with the SEC on February 15, 2022.

To obtain copies of these filings, see “Where You Can Find More Information” in this prospectus supplement.

S-iv

FORWARD-LOOKING STATEMENTS
This prospectus supplement and the prospectus, including the documents incorporated by reference herein or therein, include forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may” or the negative of such terms or other comparable terminology. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this prospectus supplement, the prospectus or the documents and information incorporated by reference into this prospectus supplement or the prospectus, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement, the dates of the documents incorporated by reference herein or as of the dates otherwise indicated in such forward-looking statements, as applicable. All of our forward-looking statements, including those contained or incorporated by reference in this prospectus supplement or the prospectus are qualified in their entirety by this statement.
There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in, contemplated by or incorporated by reference in this prospectus supplement or the prospectus. The most significant of these uncertainties are described in Carpenter Technology’s filings with the SEC, including its report on Form 10-K for the year ended June 30, 2021, Form 10-Q for the quarters ended September 30, 2021 and December 31, 2021 and the exhibits attached to those filings. They include but are not limited to:
•
the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, medical, transportation, energy, industrial and consumer, or other influences on Carpenter Technology’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;

•
the ability of Carpenter Technology to achieve cash generation, growth, earnings, profitability, operating income, cost savings and reductions, qualifications, productivity improvements or process changes;

•
the ability to recoup increases in the cost of energy, raw materials, freight or other factors;

•
domestic and foreign excess manufacturing capacity for certain metals;

•
fluctuations in currency exchange rates;

•
the effect of government trade actions;

•
the valuation of the assets and liabilities in Carpenter Technology’s pension trusts and the accounting for pension plans;

•
possible labor disputes or work stoppages;

S-v

•
the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products;

•
the ability to successfully acquire and integrate acquisitions;

•
the availability of credit facilities to Carpenter Technology, its customers or other members of the supply chain;

•
the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions;

•
Carpenter Technology’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania and Athens, Alabama for which there may be limited alternatives if there are significant equipment failures or a catastrophic event;

•
the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel;

•
fluctuations in oil and gas prices and production;

•
uncertainty regarding the return to service of the Boeing 737 MAX aircraft and the related supply chain disruption;

•
potential impacts of the COVID-19 pandemic on Carpenter Technology’s operations, financial results and financial position;

•
Carpenter Technology’s efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter in place orders and business closures, and the related impact on resource allocations and manufacturing and supply chains;

•
Carpenter Technology’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority;

•
Carpenter Technology’s ability to execute its business continuity, operational, budget and fiscal plans in light of the COVID-19 pandemic; and

•
Carpenter Technology’s ability to successfully carry out restructuring and business exit activities on the expected terms and timelines.

Any of these factors could have an adverse and/or fluctuating effect on Carpenter Technology’s results of operations.
Given these uncertainties and risks, prospective investors are cautioned not to place undue reliance on forward-looking statements. Except with respect to such material changes to our risk factors as may be reflected from time to time in our quarterly filings or as otherwise required by law, we are under no obligation to, and expressly disclaim any obligation to, update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the prospectus, whether as a result of new information, future events or otherwise. Because of the factors referred to above, the future events discussed in or incorporated by reference in this prospectus supplement or the prospectus may not occur and actual results, performance or achievement could differ materially from those anticipated or implied in the forward-looking statements.

S-vi

SUMMARY
The following summary highlights information contained or incorporated by reference in this prospectus supplement and the prospectus. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the prospectus and the documents incorporated by reference in this prospectus supplement and the prospectus, including the section entitled “Risk Factors” in this prospectus supplement and our financial statements and the notes thereto.
OVERVIEW
Our Business
We are a producer and distributor of premium specialty alloys, including titanium alloys, powder metals, stainless steels, alloy steels and tool steels. We are a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, medical, transportation, energy, industrial and consumer markets. We have evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (“AM”) processes and soft magnetics applications. We have expanded our AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. We primarily process basic raw materials such as nickel, cobalt, titanium, manganese, chromium, molybdenum, iron scrap and other metal alloying elements through various melting, hot forming and cold working facilities to produce finished products in the form of billet, bar, rod, wire and narrow strip in many sizes and finishes. We also produce certain metal powders and parts. Our sales are distributed directly from our production plants and distribution network as well as through independent distributors. Unlike many other specialty steel producers, we operate our own worldwide network of service and distribution centers. These service centers, located in the United States, Canada, Mexico, Europe and Asia allow us to work more closely with customers and to offer various just-in-time stocking programs.
As part of our overall business strategy, we have sought out and considered opportunities related to strategic acquisitions and joint collaborations as well as possible business unit dispositions aimed at broadening our offering to the marketplace. We have participated with other companies to explore potential terms and structures of such opportunities and expect that we will continue to evaluate these opportunities.
Carpenter Technology Corporation is a Delaware corporation established in 1889, originally as Carpenter Steel Company. Our principal executive offices are located at 1735 Market Street, 15th Floor, Philadelphia, Pennsylvania, 19103, and our main telephone number is (610) 208-2000.
Recent Developments
Credit Agreement Amendment
On February 14, 2022, we entered into an amendment (the “Amendment”) to our secured revolving credit facility (the “Credit Facility”), by and among us, the financial institutions party thereto, as lenders, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and the other agents and arrangers party thereto.
Among other revisions, the Amendment revised the interest coverage ratio covenant under the Credit Facility so that the first test date is June 30, 2022, and to require a minimum interest coverage ratio of 2.00 to 1.00 at June 30, 2022, 3.00 to 1.00 at September 30, 2022 and 3.50 to 1.00 at December 31, 2022 and thereafter; revised to minimum available liquidity covenant under the

Credit Facility so that it applies through the later of June 30, 2022 and the first test date as of which the interest coverage ratio is at least 2.00 to 1.00; and revised the restricted period under the Credit Facility, during which the Company is prohibited from incurring any secured debt other than purchase money financing for new equipment and is subject to additional restrictions on its ability to make dividends or distributions or to make certain investments, to expire on the later of September 30, 2022 or the first test date on which the interest coverage ratio is at least 3.50 to 1.00.
Repairs on Press at Reading, PA Facility
On March 3, 2022, we announced that the 4500 ton press at our Reading, PA facility was back in service. We had previously announced the unplanned outage of this press in December 2021.

SUMMARY CONSOLIDATED FINANCIAL DATA
We derived the summary consolidated financial data shown below as of June 30, 2021, 2020 and 2019 and for each of the years then ended from our audited consolidated financial statements and for the six-month periods ended December 31, 2021 and 2020 from our unaudited consolidated financial statements. The unaudited financial statements from which we derived this data were prepared on the same basis as the audited consolidated financial data and include all adjustments, consisting only of normal recurring adjustments, necessary to fairly state our results of operations and financial condition as of the periods presented. The results of operations for interim periods are not necessarily indicative of the operating results for any future period. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the prospectus.
	Six months ended December 31,		Fiscal year ended June 30,
(dollars in millions)	2021	2020	2021	2020	2019
	(unaudited)		(audited)
Statement of Operations Data:
Net sales	$783.6	$702.1	$1,475.6	$2,181.1	$2,380.2
Operating (loss) income	$(50.6)	$(137.8)	$(248.6)	$25.3	$241.4
Net (loss) income	$(44.1)	$(132.0)	$(229.6)	$1.5	$167.0
Balance Sheet Data:
Cash and cash equivalents	$96.9	$271.4	$287.4	$193.1	$27.0
Property, plant and equipment, net	$1,429.6	$1,326.1	$1,457.5	$1,498.1	$1,490.0
Total assets	$2,879.9	$3,043.9	$2,971.2	$3,227.2	$3,187.8
Long-term debt, net of current portion	$695.0	$694.0	$694.5	$551.8	$550.6
Total liabilities	$1,546.8	$1,711.0	$1,578.9	$1,781.5	$1,667.7
Total stockholders’ equity	$1,333.1	$1,332.9	$1,392.3	$1,445.7	$1,520.1
Cash Flow Information Data:
Cash flow (used for) provided from operating activities	$(136.3)	$171.6	$250.0	$231.8	$232.4
Cash flow used in investing activities	$(31.6)	$(38.4)	$(78.9)	$(171.2)	$(244.6)
Cash flow (used in) provided by financing activities	$(22.8)	$(55.5)	$(76.1)	$107.8	$(19.4)
Other Data:
Adjusted EBITDA(1)	$23.6	$2.5	$30.4	$303.4	$375.6
(1) Adjusted EBITDA represents income before interest, taxes, depreciation and amortization, non-cash net pension expenses, debt extinguishment losses, net, other (income) expense, net, and special items. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. We do not calculate Adjusted EBITDA in the same manner as other companies and, accordingly, our measure of Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure of performance relative to other companies. We have presented Adjusted EBITDA in this prospectus supplement solely as a supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. We believe that Adjusted EBITDA is useful to investors because Adjusted EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, pension contributions and capital expenditures. Adjusted EBITDA is not intended to represent, and should not be considered more meaningful than, or as an alternative to, a measure of operating performance as determined in accordance with generally accepted accounting principles. This definition of Adjusted EBITDA differs from the amounts calculated under the definition of EBITDA contained in our credit facilities. We do not intend to provide Adjusted EBITDA information for future periods in earnings press releases, filings with the SEC or in response to inquiries. Adjusted EBITDA is calculated as follows:

	Six months ended December 31,		Fiscal year ended June 30,
(dollars in millions)	2021	2020	2021	2020	2019
Net (loss) income	$(44.1)	$(132.0)	$(229.6)	$1.5	$167.0
Non-cash net pension (income) expense	$(3.6)	$8.1	$24.6	$15.3	$11.6
Depreciation and amortization	$65.3	$59.6	$123.6	$123.9	$121.5
Interest expense	$20.3	$14.6	$32.7	$19.8	$26.0
Special items	$3.3	$74.6	$143.1	$141.6	$1.2
Debt extinguishment losses, net	$—	$8.2	$8.2	$—	$—
Other (income) expense, net	$(1.5)	$(0.9)	$(3.9)	$(3.3)	$(0.7)
Income tax (benefit) expense	$(16.1)	$(29.7)	$(68.3)	$4.6	$49.0
Adjusted EBITDA	$23.6	$2.5	$30.4	$303.4	$375.6

THE OFFERING
The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this entire prospectus supplement, as well as the prospectus and the documents incorporated by reference in this prospectus supplement and the prospectus. For a more detailed description of the notes, see “Description of the Notes.”
Issuer
Carpenter Technology Corporation.
Notes offered
$300,000,000 aggregate principal amount of     % Senior Notes due 2030.
Original issue date
           , 2022.
Maturity date
           , 2030.
Interest rate
    % per annum. Interest will accrue from            , 2022.
Interest payment dates
Interest on the notes will be paid semi-annually in arrears on          and          of each year, beginning on            , 2022, and on the maturity date of the notes.
Optional redemption
On and after            , 2025, we may redeem the notes, at our option, in whole at any time or in part from time to time, at the redemption prices specified under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to (but not including) the redemption date. In addition, at any time prior to            , 2025, we may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date. See “Description of the Notes—Optional Redemption.”
Optional Redemption After Certain Equity Offerings
At any time and from time to time prior to       , 2025, we may redeem in the aggregate up to 40% of the aggregate principal amount of the notes with an amount not to exceed the net cash proceeds of one or more Equity Offerings (as defined herein), at a redemption price equal to     %, plus accrued and unpaid interest, if any, to (but not including) the redemption date; provided that (i) at least 60% of the aggregate principal amount of the notes must remain outstanding after each such redemption and (ii) such redemption occurs within 120 days after the date on which such

Equity Offering is consummated. See “Description of the Notes—Optional Redemption.”
Offer to Repurchase Upon a Change of Control Repurchase Event
If a change of control repurchase event occurs with respect to the notes, we will be required, subject to certain conditions, to offer to repurchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. See “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event.”
Covenants
The indenture will contain covenants that may, among other things, limit our ability and the ability of our subsidiaries to create liens on assets to secure debt and enter into any sale and leaseback transactions. The covenants are subject to a number of important limitations and exceptions. In particular, there will be no restrictions on our ability or the ability of our subsidiaries to incur additional indebtedness, make restricted payments, pay dividends or make distributions in respect of capital stock, purchase or redeem capital stock or enter into transactions with affiliates or make advances to, or invest in, other entities (including unaffiliated entities). See “Description of the Notes” and “Risk Factors—The protections provided in the notes are limited and we may take actions that could adversely affect the notes.”
Event of Default
If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.
Ranking
The notes will be our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries. Although a majority of the assets and net sales are attributable to us and not our subsidiaries, as of December 31, 2021, our subsidiaries had liabilities (excluding intercompany liabilities) of approximately $61.2 million, including liabilities to trade creditors of approximately $25.5 million.
Use of proceeds
We intend to use the net proceeds from sales of the notes, which we estimate will be approximately $      , after deducting underwriting discounts and our estimated offering expenses, to repay in full our $300.0 million aggregate principal amount of 4.45% Senior Notes due 2023, including any interest and premium due thereon. See “Use of Proceeds” in this prospectus supplement.
Denominations
The notes will be issued only in minimum denominations of  $2,000 and integral multiples of $1,000 in excess thereof.
Form of Notes
We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, Clearstream Banking S.A. or Euroclear Bank SA/NV, as described under the heading “Description of the Notes—Global Clearance and Settlement Procedures.”
Risk factors
An investment in the notes involves risk. You should consider carefully the specific factors set forth under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, as well as the other information set forth and incorporated by reference in this prospectus supplement and the prospectus, before investing in any of the notes offered hereby.
Market for Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes. See “Underwriting”.
Trustee
U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association.

RISK FACTORS
Investing in the notes involves risks. Before making a decision to invest in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the risks described in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and in any subsequent filings that are incorporated by reference in this prospectus supplement or the prospectus, as well as the risks set forth below, before deciding whether an investment in the notes is suitable for you. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. These risks could materially adversely affect, among other things, our business, financial condition or results of operations.
Risks Related to the Notes
The notes will be effectively subordinated to any future secured debt and to all existing and future liabilities of our subsidiaries. This may affect your ability to receive payments on the notes.
The notes will be general unsecured obligations of Carpenter Technology. None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to claims of any future secured creditors to the extent of the value of the assets securing that indebtedness as well as to the existing and future indebtedness and other liabilities of our subsidiaries. We currently conduct a significant portion of our operations through our subsidiaries. Although a majority of the assets and net sales are attributable to us and not our subsidiaries, as of December 31, 2021, our subsidiaries had liabilities of approximately $61.2 million (excluding intercompany liabilities), including liabilities to trade creditors of approximately $25.5 million. Certain of our subsidiaries may also become borrowers under our credit facilities. Therefore, our cash flow and our ability to service our debt, including the notes, partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.
Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.
Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness or liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.
In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we or our subsidiaries have or may incur. As of December 31, 2021, we had total consolidated indebtedness of  $695.0 million, none of which was secured. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of any of our future secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The market price of the notes may be subject to fluctuations.
The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including, among others, the following:
•
our operating and financial performance;

•
our ability to successfully execute on our business plans;

•
the amount of outstanding indebtedness of our company and our subsidiaries;

•
prevailing market interest rates;

•
the market for similar securities;

•
competition;

•
the ratings of the notes or our other indebtedness and ability to comply with our debt covenants;

•
the size and liquidity of the market for the notes;

•
general market and economic conditions; and

•
the realization of any of the other risks included or incorporated by reference in this prospectus supplement and the prospectus.

As a result of these factors, you may be able to sell your notes only at prices below those you believe to be appropriate, including prices below the price you paid for them.
An increase in interest rates could result in a decrease in the market value of the notes.
In general, as prevailing market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the notes and interest rates increase, the market value of the notes may decline. We cannot predict the future level of interest rates.
The protections provided in the notes are limited and we may take actions that could adversely affect the notes.
The covenants in the indenture that will govern the notes will not limit the amount of debt we may incur and will impose only limited restrictions on the security we may provide for future debt. We may decide to incur additional secured or unsecured debt in the future to finance our operations or for other business purposes, and our incurrence of any such additional debt may have an adverse effect on our credit rating and the priority of claims of holders of the notes. That additional debt, if incurred, could be held by a number of creditors, including affiliates of the initial purchasers of the notes. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.
Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.
An active trading market for the notes may not develop.
The notes are a new issue of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been informed by certain of the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. In addition, an active or liquid trading market for the notes may not develop.
Some significant restructuring transactions may not constitute a change of control repurchase event as described under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” in which case we would not be obligated to offer to repurchase the notes.
Upon the occurrence of a change of control repurchase event as described under “Description of the notes—Purchase of notes upon a change of control repurchase event,” you will have the right to require us to repurchase the notes. However, the change of control repurchase event provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a change of control repurchase event requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes including the trading prices for the notes.
We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.
Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a change of control repurchase event as described under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event.” We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms.
A change of control repurchase event may also constitute an event of default or require a prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes.
Future funding requirements may affect our business.
New sources of capital may be needed to meet the funding requirements of future investments in operating assets or other acquisitions, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future prices as well as our operational performance, cash flow and debt position, among other factors. We may determine that it may be necessary or preferable to issue additional debt or other securities, defer projects or sell assets. Additional financing may not be available when needed or, if available, the terms of such financing may not be favorable to us. In the event of lower prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities, and retire or service all outstanding debt could be significantly constrained.
Our credit ratings may not reflect all risks of your investment in the notes.
Our credit ratings are an assessment by ratings agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.
Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the market price of our existing securities, including the notes, or otherwise impair our business, financial condition and results of operations.
There can be no assurance that any rating assigned to any of our securities will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency, if, in that rating agency’s judgment, circumstances so warrant. A downgrade of our credit ratings could adversely affect the market price of our securities, including the notes, adversely affect our existing financing, limit our access to the capital or credit markets or otherwise adversely affect the availability of other new financing on favorable terms, if at all, result in more restrictive covenants in agreements governing the terms of any future indebtedness that we incur, increase our cost of borrowing, or impair our business, financial condition and results of operations.
Current global financial conditions could adversely affect the availability of new financing and our operations.
Current global financial conditions have been characterized by increased market volatility. Continued volatility in the capital and credit markets, which impacts interest rates, currency exchange rates, and the availability of credit, could adversely affect our ability to obtain equity or debt financing in the future on terms favorable to us or have a material adverse effect on our business, financial condition and results of operations.
Risks Related to the Company
Our results of operations have been adversely affected and could in the future be materially adversely impacted by the global COVID-19 pandemic.
The global spread of the COVID-19 pandemic has created significant economic volatility, uncertainty and disruption. The extent to which the COVID-19 pandemic will continue to impact our business, operations, financial results and financial position will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; our continued efforts and the continued efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter in place orders and business closures, and the related impact on resource allocations and manufacturing and supply chains; the continued impact of the pandemic on economic activity and actions taken in response; the ongoing effect on our customers’ demand for our goods and services and our vendors ability to supply us with raw materials; the continued impact of providing a safe working environment to our employees, our ability to sell and provide our goods and services, which may continue to be limited as a result of travel restrictions and people working from home; the ability of our customers to pay for our goods and services; and any further closures of our offices and facilities and our customers’ offices and facilities. Customers may also slow down decision-making, delay planned work or seek to terminate existing agreements.
Our results may also be impacted by our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; and our ability to execute our business continuity, operational, budget and fiscal plans in light of the COVID-19 pandemic.
Further, the effects of the pandemic may also further increase our cost of capital or make additional capital, including a future refinancing of our credit facility, more difficult to obtain or available only on terms less favorable to us. A sustained downturn may also result in the carrying value of our goodwill or other intangible assets exceeding their fair value, which may require us to recognize an impairment to those assets. A sustained downturn in the financial markets and asset values may have the effect of increasing our pension funding obligations in order to ensure that our qualified pension plans continue to be adequately funded, which may divert cash flow from other uses.
Cyber-attacks and other malicious internet-based activity continue to increase generally, and cloud-based platform providers of software and services have been targeted. Due to the COVID-19 pandemic, many of our employees have been working remotely, which may pose additional data security risks.
Management is actively monitoring the impact of the global situation on our financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 pandemic and the global responses to curb its spread, we are not able to fully and precisely estimate the effects of the COVID-19 pandemic on our results of operations, financial condition, or liquidity in a particular future quarter or year. Any of these events could cause or contribute to the risks and uncertainties and could materially adversely affect our business, financial condition, results of operations and/or stock price.

USE OF PROCEEDS
We estimate the net proceeds from sales of the notes will be approximately $      , after deducting underwriting discounts and our estimated offering expenses.
We intend to use the net proceeds we receive from this offering to repay in full our $300.0 million aggregate principal amount of 4.45% Senior Notes due 2023, including any interest and premium due thereon. Neither this prospectus supplement nor anything contained herein is a notice of redemption with respect to the 4.45% Senior Notes due 2023.
We may temporarily invest funds that are not immediately needed for this purpose in short-term investments, including cash, cash equivalents and/or marketable securities.
Certain of the underwriters and/or their respective affiliates may hold our existing debt securities, including our 4.45% Senior Notes due 2023, and as a result may receive a portion of the net proceeds from this offering. See “Underwriting.”

CAPITALIZATION
The following table sets forth our (a) cash and cash equivalents and (b) capitalization on a consolidated basis as of December 31, 2021:
•
on an actual basis; and

•
as adjusted basis to reflect the issuance and sale of the notes offered hereby and to give effect to the use of proceeds therefrom. See “Use of Proceeds” in this prospectus supplement.

You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, which is incorporated by reference in this prospectus supplement and the prospectus.
	December 31, 2021
	Actual	As Adjusted(1)
	(unaudited, $ in millions)
Cash and cash equivalents	$96.9	$
Long-term debt(2):
Senior unsecured notes, 4.45% due March 2023 (face value of $300.0 million at December 31, 2021)	299.6		—
Senior unsecured notes, 6.375% due July 2028 (face value of $400.0 million at December 31, 2021)	395.4		395.4
Notes offered hereby	—
Total long-term debt	695.0
Total stockholders’ equity	1,333.1
Total capitalization	$2,028.1	$
(1) As adjusted amount includes payment of estimated “make whole” premium of       million related to the repayment of the 4.45% Senior Notes Due 2023.
(2) Excludes the Company’s $300.0 million secured revolving credit facility. As of December 31, 2021, the Company had $5.3 million of issued letters of credit and no short-term borrowings under such credit facility.

DESCRIPTION OF THE NOTES
The following description of the particular terms of the notes offered by this prospectus supplement supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of the Debt Securities.” In this Description of the Notes, the terms the “Company,” “we,” “us” and similar words refer only to Carpenter Technology Corporation and not to any of its subsidiaries. The notes constitute a separate series of debt securities under the indenture.
The notes will be issued under an indenture dated as of January 12, 1994 (the “original indenture”) between us and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as successor trustee (the “Trustee”), as supplemented by a supplemental indenture to be executed as of     , 2022 between us and the Trustee (the “indenture”). The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. We have filed a form of the indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. You may request a copy of the indenture from us as described under “Where You Can Find More Information” in this prospectus supplement.
The following description and the description under “Description of the Debt Securities” in the accompanying prospectus summarize selected provisions of the indenture and the notes. It does not restate the indenture or the terms of the notes in their entirety. We urge you to read the forms of the indenture and the notes because the indenture and the notes, and not this description, define the rights of noteholders.
General
The notes:
•
will be our senior unsecured obligations;

•
will mature on     , 2030;

•
will be subject to optional redemption as described under the caption “—Optional Redemption”;

•
initially will be limited to $300,000,000 in aggregate principal amount, subject to our right to issue additional notes as described under the caption “—Additional Issuances”;

•
will not have the benefit of any sinking fund;

•
will be issued in denominations of  $2,000 and in integral multiples of  $1,000 in excess thereof; and

•
will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-Entry Issuance.”

Interest on the notes will:
•
accrue at the rate of    % per annum;

•
accrue from     , 2022 or the most recent interest payment date on which interest was paid;

•
be payable in cash semiannually in arrears on     and     of each year, commencing on     , 2022;

•
be payable to the holders of record on     and     , as the case may be, immediately preceding the related interest payment date; and

•
be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a Business Day, the required payment of interest or principal will be made on the next Business Day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next Business Day.
Ranking
The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will effectively rank junior to any future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any existing or future indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the notes then outstanding. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders. The indenture does not limit our ability or the ability of any of our subsidiaries to issue additional debt, including under our Existing Credit Facility.
As of December 31, 2021, we had an aggregate of approximately $695.0 million of indebtedness outstanding, none of which was secured. As of December 31, 2021, on a pro forma basis, after giving effect to this offering of notes and the application of the proceeds from this offering, the notes offered hereby would have ranked:
•
equally with approximately $400.0 million of our long term indebtedness, which does not include our guarantees of the debt of our subsidiaries; and

•
effectively subordinated to approximately $61.9 million of liabilities (excluding intercompany liabilities) of our subsidiaries.

As of December 31, 2021, we had $5.3 million of issued letters of credit and no short-term borrowings under our Existing Credit Facility.
Additional Issuances
We may issue additional notes, without limitation and without your consent, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. If we issue additional notes of the series offered by this prospectus supplement under the indenture, they will have the same terms and conditions as the notes being offered by this prospectus supplement in all respects (except for the issue date, issue price and payment of interest accruing prior to the issue date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes issued under this prospectus supplement for all purposes under the indenture.
Optional Redemption
On and after            , 2025, we may redeem the notes, at our option, in whole at any time or in part from time to time, upon notice as described under “—Selection and Notice,” at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest

payment date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on       of the years set forth below:
Period	Redemption Price
2025	%
2026	%
2027 and thereafter	100.000%
In addition, at any time prior to            , 2025, we may redeem the notes at our option, in whole at any time or in part from time to time, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).
Notwithstanding the foregoing, at any time and from time to time prior to            , 2025, upon notice as described under “—Selection and Notice,” we may redeem in the aggregate up to 40% of the aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes of the same series as the notes offered hereby) with an amount not to exceed the net cash proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of the principal amount thereof) equal to    %, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date); provided, however, that at least 60% of the aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes of the same series as the notes offered hereby) must remain outstanding after each such redemption; provided that such redemption shall occur within 120 days after the date on which such Equity Offering is consummated.
In connection with any redemption of the notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering or consummation of a Change of Control Repurchase Event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, as solely determined by us (or waived by us in our sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date so delayed. In addition, such notice of redemption may be extended if such conditions precedent have not been met by providing notice to the noteholders.
We or our affiliates may at any time and from time to time purchase notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as we or any such affiliates may determine.
Mandatory Redemption
We will not be required to make any mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice
In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the procedures of the Depository Trust Company (“DTC”)) in minimum denominations of  $2,000 and in integral multiples of  $1,000 in excess thereof; provided that the selection of notes for redemption shall not result in a holder of notes with a principal amount of notes less than the minimum denomination. If any note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. Subject to the terms and procedures set forth under “Book-Entry Issuance,” a new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the notes to be redeemed.
Notices of redemption will be delivered at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.
Purchase of Notes upon a Change of Control Repurchase Event
If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes as described under the caption “—Optional Redemption,” we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (in denominations of  $2,000 and in integral multiples of  $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of a transaction or transactions that constitute or may constitute a Change of Control, we will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as required by law. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On or before the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:
(1) accept for payment all the notes or portions of the notes properly tendered pursuant to our offer;
(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and
(3) deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.
The paying agent will promptly deliver to each holder of notes properly tendered, the purchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of  $2,000 and integral multiples of  $1,000.
If holders of not less than 90% in aggregate principal amount of the then outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described below, purchases all of the notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 10 nor more than 30 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to but excluding the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer (it being understood that such third party may make an offer that is conditioned on and prior to the occurrence of a Change of Control). We will also not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if notice of redemption has been given pursuant to the indenture as described under the caption “—Optional Redemption” unless there is a default in the payment of the applicable redemption price.
The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. As contemplated by the definition of Change of Control, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants described under the captions “—Covenants—Certain Covenants Applicable to the Notes—Restrictions on Secured Debt” and “—Restrictions on Sales and Leasebacks.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction. See “Risk Factors—Some significant restructuring transactions may not constitute a change of control repurchase event as described under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” in which case we would not be obligated to offer to repurchase the notes.”
We may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. Even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our existing or future debt instruments. See “Risk factors—We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.”
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of  “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.
Covenants
Except as described below under “—Certain Covenants Applicable to the Notes” neither we nor any of our subsidiaries will be restricted by the indenture from:
•
incurring any indebtedness or other obligation;

•
paying dividends or making distributions on our capital stock or the capital stock of any of our subsidiaries; or

•
purchasing or redeeming our capital stock or the capital stock of any of our subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent described under the caption “—Purchase of Notes upon a Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent described following the caption “—Purchase of Notes upon a Change of Control Repurchase Event.”
Certain Covenants Applicable to the Notes
The covenants described in the accompanying prospectus under the captions “Description of the Debt Securities—Certain Covenants of Carpenter Technology—Restrictions on Secured Debt” and “Description of the debt securities—Certain Covenants of Carpenter Technology—Restrictions on Sales and Leasebacks” shall not be applicable to the notes but the following covenants shall be applicable with respect to the notes.
Restrictions on Secured Debt
If we or any Subsidiary shall incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Lien”) on any assets or property of the Company or any Subsidiary (other than Permitted Liens), we will provide or cause such Subsidiary to provide that the notes (together with, if we shall so determine, any other Debt of ours or our

Subsidiaries then existing or thereafter created which is not subordinated to the notes) be secured equally and ratably with (or, at our option, prior to) such secured Debt for so long as such other Debt is so secured by such Lien.
For purposes of determining compliance with this covenant, (a) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of  “Permitted Liens” but may be permitted in part under any combination thereof and (b) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of  “Permitted Liens,” the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this covenant.
In addition, for purposes of determining compliance with this covenant, the Company may elect, pursuant to an officers’ certificate delivered to the Trustee, to treat all or any portion of the commitment under any Debt (and any refinancing with respect thereto) (any such commitment, a “Designated Commitment”) as being incurred at such time and being secured by a Lien at such time, in which case (a) any subsequent incurrence of Debt under such commitment or refinancing or incurrence of Liens to secure such Debt, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time and (b) without duplication, Debt in an amount equal to the amount of such commitment shall be deemed to be outstanding (whether or not such commitment is funded) until such commitment is terminated.
With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common stock of the Company, the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.
Restrictions on Sales and Leasebacks
Neither we nor any of our Subsidiaries will enter into any sale and leaseback transaction involving any of our assets or properties, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions would be permitted to be secured by Permitted Liens assuming such Attributable Debt was “Debt” for all purposes (including the definition of Secured Leverage Ratio) of  “—Restrictions on Secured Debt” above.
The above restrictions will not apply to, and there will be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if  (i) the lease is for a period, including renewal rights, of not in excess of three years, (ii) the sale and leaseback transaction of the property is made prior to, at the time of or within 180 days after its acquisition or completion of construction, (iii) the lease secures or relates to industrial revenue or pollution control bonds, (iv) the transaction is between us and a Subsidiary or between our Subsidiaries, (v) we or such Subsidiary within 180 days after the sale or transfer applies an amount equal to the greater of the net proceeds of the sale of the property leased pursuant to such arrangement or the fair market value of the property so leased at the time of entering into such arrangement to (a) the retirement of the notes or Funded Debt of the Company ranking on a parity to the notes or Funded Debt of a Subsidiary or (b) the purchase of other property having a fair market value, in the opinion of our Board of Directors, at least equal to the fair market value of the property so leased. The amount to be applied to the retirement of such Funded Debt of us or a Subsidiary shall be reduced by (x) the principal amount of any notes (or other notes or debentures constituting such Funded Debt) delivered within such 180-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Debt other than items referred to in the preceding clause (x), voluntarily retired by us or a Subsidiary within 180 days after such sale, provided that, notwithstanding the foregoing, no retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all outstanding notes when:
(a) either (1) all the notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed notes which have been replaced or paid and notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (2) all notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their maturity date within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit (in the case of notes which have become due and payable) or to the maturity date or redemption date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(b) the Company has paid all other sums payable under the indenture by the Company; and
(c) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.
Exchange and Transfer
You may exchange or transfer the notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “—Book-Entry Issuance.”
Trustee and Paying Agent
U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, will act as our trustee and paying agent for the notes. We may choose to pay interest by mailing checks or making wire transfers, provided that we will make all payments in respect of global notes by wire transfer of same-day funds. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other paying agent or anyone else. We may also arrange for additional payment offices, and may cancel or change these offices, including any use of the Trustee’s corporate trust office. We may appoint or change any paying agent without prior notice to any note holder.
The Trustee and its affiliates have and may from time to time have, banking relationships in the ordinary course of business with us and certain of our affiliates.
Governing Law
The laws of the State of New York will govern the indenture and the notes.
Certain Definitions
“Applicable Premium” means, with respect to any note on any applicable redemption date, as calculated by us, the greater of:
(1) 1% of the then outstanding principal amount of such note; and
(2) the excess, if any, of
(a) the present value at such redemption date of  (i) the redemption price of such note at            , 2025 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through            , 2025 (excluding accrued but unpaid interest to (but not including) the redemption date), in each case of clauses (i) and (ii), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over
(b) the then outstanding principal amount of such note.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under the indenture, the place of payment.
“Capital Stock” means:
(1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person;
(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change of Control” means any one of the following:
(1) the consummation of the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;
(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the consummation by the Company of a consolidation with, or merger with or into, any Person, or the consummation by any Person of a consolidation with, or merger with or into, bthe Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
(4) the adoption of a plan relating to the liquidation or dissolution of the Company.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.
“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.
“Consolidated EBITDA” means for any period the sum of  (a) Consolidated Net Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) provisions for Federal, state, local and foreign income, value added and similar taxes, and (iii) depreciation, amortization (including, without limitation, amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expense (but excluding any such non-cash expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period); provided that, notwithstanding the foregoing, all (A) actuarially determined non-cash retiree medical expenses equivalent to any amount that is funded under the Voluntary Employee Beneficiary Association Trust established by the Company pursuant to Section 501(c)(9) of the Code and (B) actuarially determined non-cash income or expense related to a pension plan to the extent included in the income statement of the Company and its Consolidated Subsidiaries, shall be excluded from Consolidated Net Income under clause (b)(iii) above.
“Consolidated Interest Expense” means, for any period, the total interest expense, including the interest component of all payments under capital or finance lease obligations and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances that are typically treated as interest expense in accordance with GAAP, of the Company and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP and as determined on a consolidated basis for such period.
“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income non-operating, non-recurring gains and losses and extraordinary gains and losses of the Company and its Consolidated Subsidiaries; provided, further, that the net income of any Consolidated Subsidiary shall be excluded from Consolidated Net Income to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary from such income is not at the time permitted by the terms of its charter or by-laws or any judgment, decree, order, law, statute, rule, regulation, agreement, indenture or other instrument which is binding on such Consolidated Subsidiary.
“Consolidated Subsidiary” means at any date any Subsidiary of the Company the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:
(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control; provided that the relevant change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the change of control provisions applicable to the notes (including, if applicable, the purchase of any notes tendered pursuant thereto)),
(2) is convertible or exchangeable for Debt or Disqualified Stock, or
(3) is redeemable at the option of the holder thereof, in whole or in part, in each case, prior to the date that is 91 days after the earlier of the maturity date of the notes and the date the notes are no longer outstanding.
“Equity Offering” means any public or private sale on or after the issue date of the notes of the Company’s Capital Stock (other than Disqualified Stock), other than:
(1) public offerings of Capital Stock registered on Form S-4 or Form S-8 or successor form thereto; and
(2) issuances to any of the Company’s Subsidiaries.
“Existing Credit Facility” means that certain Amended and Restated Credit Agreement dated as of March 26, 2021, as amended, by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, the other lenders party thereto and the other agents and arrangers party thereto.
“Foreign Subsidiary” means any Subsidiary organized under the laws of any jurisdiction outside the United States, any state thereof and the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the issue date of the notes.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.
“Permitted Liens” means:
(1) Liens in favor of the Company or a Subsidiary;
(2) Liens existing on assets or property at the time of its acquisition (including by merger or consolidation) or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the issue date of the notes; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof);

(3) Liens securing Debt represented by or incurred or issued to finance lease obligations (other than in respect of Attributable Debt incurred in reliance on the first paragraph under “Covenants—Covenants Applicable to the Notes—Restrictions on Sale and Leasebacks”), mortgage financings or purchase money obligations incurred for the purpose of financing (or refinancing amounts expended by the Company or a Subsidiary within 365 days prior thereto for) all or any part of the purchase price or cost of construction, development or improvement of assets used in the business of the Company or its Subsidiaries; provided that such Liens extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof and improvements, accessions and appurtenances thereto;
(4) Liens incurred in connection with a Qualified Receivables Transaction;
(5) Liens securing bank product obligations, including overdraft lines of credit, corporate cards and purchasing cards;
(6) Liens securing Debt and related obligations of any Foreign Subsidiary on any assets of any Foreign Subsidiary;
(7) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clause (2), (3), (7) (8). (9), (10)(y) or (11)(y) of this definition of Permitted Liens (each such clause (2), (3), (7), (8), (9), (10)(y) or (11)(y), an “Applicable Clause”); provided that (a) in the case of clauses (2) or (3) such new Lien shall be limited to all or part of the same property or assets (plus improvements, accessions and appurtenances thereto and proceeds and products thereof) that secured the original Lien, and (b) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of  (i) the outstanding principal amount of the Debt secured in reliance on the Applicable Clause which is being so modified, refinanced, refunded, extended, renewed or replaced and (ii) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;
(8) Liens existing on the Issue Date (other than Liens securing the Existing Credit Facility);
(9) Liens securing obligations in respect of the notes;
(10) Liens on assets securing obligations in an aggregate amount, together with all other Liens on assets securing obligations pursuant to this clause (10), not to exceed the greater of  (x) $125.0 million and (y) 50% of Consolidated EBITDA for the most recent four fiscal quarter period for which internal financial statements of the Company are available at any time outstanding (in each case, determined as of the date of such incurrence); and
(11) Liens securing other Debt; provided that, with respect to Liens securing any such Debt and related obligations, at the time of incurrence and after giving pro forma effect thereto and the application of the net proceeds therefrom, the aggregate amount of all such Debt secured by Liens pursuant to this clause (11) plus all Attributable Debt of the Company and its Subsidiaries in respect of sale and leaseback transactions entered into in reliance on the first paragraph under “Covenants—Covenants Applicable to the Notes—Restrictions on Sale and Leasebacks” would not exceed the greater of  (x) $700.0 million and (y) the amount that would result in the Secured Leverage Ratio equaling 3.00 to 1.00.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries.
“Rating Agency” means (a) each of Moody’s and S&P and (b) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.
“Rating Category” means (a) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and—for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB-to B+, will constitute a decrease of one gradation).
“Ratings Event” means the notes are rated below Investment Grade by each of the Rating Agencies on, or within 60 days after the earlier of, (a) the occurrence of a Change of Control or (b) public notice of the occurrence of a Change of Control or the intention by the Company to effect a specific transaction that, if consummated, would constitute a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).
“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.
“Receivables Entity” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which the Company or any of its Subsidiaries makes an investment and to which the Company or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company or its Subsidiaries, and any business or activities incidental or related to such financing, and which is designated by the Board of Directors of the Company or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Debt of which (1) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of  “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Secured Leverage Ratio” means, on any date, the ratio of  (a) consolidated total Debt of the Company and its Consolidated Subsidiaries that is secured by a Lien on any assets or property of the Company or a Subsidiary outstanding on such date to (b) Consolidated EBITDA of the Company for the most recent four fiscal quarter period for which internal financial statements of the Company are available on such date, determined on a pro forma basis for any Debt incurred, repaid or otherwise retired on such date and, if applicable, the use or proceeds therefrom.
For purposes of making the computation referred to above, any Specified Transaction that has been made by the Company or any of its Subsidiaries during the relevant four quarter period or subsequent to such four quarter period and on or prior to or simultaneously with the calculation of the Secured Leverage Ratio shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA) had occurred on the first day of the applicable four quarter period. If since the beginning of the relevant four quarter period any Person that subsequently became a Subsidiary or was merged or consolidated with or into the Company or any of its Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction had occurred at the beginning of the applicable period.
For purposes of this definition, whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a financial officer of the Company and may include, for the avoidance of doubt but without duplication of amounts included pursuant to the definition of Consolidated EBITDA, the amount of  “run-rate” cost savings, synergies and operating expense reductions and synergies projected by the Company in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than 18 months after the date of any such Specified Transaction (in each case as though such cost savings, operating expense reductions and synergies had been realized on the first day of the applicable period and as if such cost savings, operating expense reductions and synergies were realized for the entirety of such period); provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Company. For the purposes of the indenture, “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or with respect to which substantial steps have been taken or are expected to be taken, net of the amount of actual benefits realized during such period from such action during the relevant period.
“S&P” means Standard & Poor’s Ratings Services, and its successors.
“Specified Transaction” means (a) any designation of operations or assets of the Company or a Subsidiary as discontinued operations (as defined under GAAP), (b) any investment that results in a Person becoming a Subsidiary, (c) any acquisition of a business unit, line of business or division by the Company or any Subsidiary or (d) any asset sale that results in a Subsidiary ceasing to be a Subsidiary of the Company or any asset sale of a business unit, line of business or division of the Company or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.
“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date (or, if the applicable redemption is in connection with a satisfaction and discharge of the indenture with respect to the notes pursuant to “—Satisfaction and Discharge” above, prior to the date notice of such redemption is delivered to the Trustee) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to            , 2025; provided, however, that if the period from the redemption date to            , 2025 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.
“Wholly Owned Domestic Subsidiary” of any Person means a direct or indirect Subsidiary of such Person organized under the laws of the United States, any state thereof or the District of Columbia, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Domestic Subsidiaries of such Person.
Book-Entry Issuance
We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositaries”), which U.S. Depositaries will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global notes will be held in denominations of  $2,000 and multiples of  $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.
Notes represented by a global note can be exchanged for definitive securities in registered form only if:
•
DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•
at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•
we, in our sole discretion, determine that that global note will be exchangeable for definitive securities in registered form and notify the Trustee of our decision; or

•
an event of default with respect to the notes represented by that global note has occurred and is continuing.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.
We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the Trustee and any paying agent will have no responsibility or liability for:
•
any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global note;

•
any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•
the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.
DTC
So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global note for all purposes of the notes. Owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each Person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that Person is not a DTC participant, on the procedures of the participant through which that Person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global note. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.
We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.
Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.
DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.
DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.
DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Clearstream
Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.
Euroclear
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Euroclear has further advised us that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.
Global Clearance and Settlement Procedures
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.
Because of time-zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
If the notes are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” applicable U.S. Treasury regulations, administrative pronouncemens and judicial decisions, each as in effect as of the date of this prospectus supplement, and any of which may subsequently be changed or interpreted differently by the Internal Revenue Service, or the “IRS,” so as to result in U.S. federal income tax consequences different from those discussed below (possibly on a retroactive basis). Except where noted, this summary deals only with a note held as a capital asset (within the meaning of Section 1221 of the Code) by a beneficial owner who purchases the note on original issuance at its “issue price” (i.e., the first price at which a substantial portion of the notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes, including the impact of the Medicare contribution tax on net investment income, and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:
•
tax consequences to brokers or dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•
tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•
tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•
tax consequences to “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
tax consequences to persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement;

•
tax consequences to entities or arrangements treated as partnerships for U.S. federal income tax purposes and investors therein;

•
tax consequences to former citizens or residents of the United States;

•
tax consequences to U.S. holders that hold their notes through non-U.S. brokers or other non-U.S. intermediaries; and

•
alternative minimum tax consequences, if any.

This discussion also does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or of any state, local or non-U.S. tax laws.
If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership considering investing in the notes (or a partner in such a partnership), you should consult your tax advisors.
If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws) or under the laws of any state, local or non-U.S. taxing jurisdiction.
In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.
YOU SHOULD CONSULT YOUR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.
Taxation of U.S. Holders
Stated Interest
Stated interest paid on the notes generally will be taxable to a U.S. holder as ordinary income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
A U.S. holder will generally recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition of a note (except to the extent the amount realized is attributable to accrued and unpaid stated interest, which will be taxable as interest income to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in such note. A U.S. holder’s adjusted tax basis in the note generally will be the initial purchase price for such note. Any gain or loss recognized on a disposition of a note will be capital gain or loss. If, at the time of the disposition of a note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for reduced rates of U.S. federal income taxation. A U.S. holder’s ability to deduct capital losses may be limited.
Information Reporting and Backup Withholding
Information reporting generally will apply to stated interest on the notes and the proceeds of a sale, exchange, redemption, retirement or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding (currently at a rate of 24%) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has become subject to backup withholding due to a prior failure to report in full payments of interest and dividend income.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.
Taxation of Non-U.S. Holders
Payments of Interest
Subject to the discussion of backup withholding and FATCA (as defined below), U.S. federal withholding tax generally will not apply to any payment of interest on a note to a non-U.S. holder due to the “portfolio interest rule,” provided that:
•
interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•
the non-U.S. holder does not actually or constructively own stock possessing 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•
the non-U.S. holder is not a “controlled foreign corporation” that is related to us (actually or constructively) through stock ownership; and

•
either (1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on the applicable IRS Form W-8) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the holder will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8-BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.
Unless an applicable income tax treaty provides otherwise, if a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, then, although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Subject to the discussion of backup withholding and FATCA below, gain recognized by a non-U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a note will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States; or

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Unless an applicable income tax treaty provides otherwise, if a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the disposition in generally the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a corporation that falls under the first bullet point above, it may be subject to a branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
If a non-U.S. holder is an individual described in the second bullet point above, such non-U.S. holder will be subject to a flat 30% (or lesser rate as may be specified under an applicable income tax treaty) tax on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though such non-U.S. holder is not considered a resident of the United States.
Information Reporting and Backup Withholding
Generally, the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to non-U.S. holders. Copies of the information returns reporting such interest and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established under the provisions of an applicable income tax treaty.
In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the applicable statement described above in the last bullet point under “—Taxation of Non-U.S. Holders—Payments of Interest” has been provided to the applicable withholding agent. A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale or other taxable disposition of a note (including a redemption or retirement) within the United States or conducted through certain financial intermediaries that are U.S. persons or have a specified relationship with the United States, unless the statement described above has been received, or the non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.
Foreign Account Tax Compliance Act (FATCA)
Sections 1471 through 1474 of the Code and Treasury regulations thereunder (collectively known as “FATCA”) generally impose a withholding tax of 30% on payments of interest to a foreign financial institution or a non-financial foreign entity (whether such an institution or entity is the beneficial owner or an intermediary) if such institution or entity fails to provide the applicable withholding agent with documentation sufficient to show that it is compliant with FATCA (which generally requires such institution or entity to comply with various information reporting, diligence and withholding requirements). Generally such documentation is provided on an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If an interest payment is subject both to withholding under FATCA and the U.S. federal withholding tax discussed above under “—Taxation of Non-U.S. Holders—Payments of Interest,” the U.S. federal withholding under FATCA may be credited against, and therefore reduce, such other U.S. federal withholding tax. FATCA withholding was also scheduled to apply to the gross proceeds of a sale or other disposition

(including a retirement or redemption) of notes but proposed regulations have eliminated such withholding. These proposed regulations are subject to change but taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Holders should consult their tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of notes.

UNDERWRITING
J.P. Morgan Securities LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
BofA Securities, Inc.	$
Wells Fargo Securities, LLC	$
PNC Capital Markets LLC	$
U.S. Bancorp Investments, Inc.	$
KeyBanc Capital Markets Inc.	$
Total	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The underwriters will purchase the notes at the customary discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the cover of this prospectus supplement. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:
	Per Note	Total
Underwriting discount	%	$
The expenses of the offering, not including the underwriting discount, are estimated at $650,000 and are payable by us.
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Settlement
We expect that delivery of the notes will be made to investors on or about           , 2022, which will be the           business day following the date of this prospectus supplement (such settlement being referred to as “T+   ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to two business days before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+   , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before their date of delivery hereunder should consult their advisors.
No Sales of Similar Securities
We have agreed that we will not, from the date of this prospectus supplement through and including the business day following the date of delivery of the notes, without first obtaining the prior written consent of J.P. Morgan Securities LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales or to stabilize the price of the notes. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable.
Similar to other purchase transactions, stabilizing transactions and the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Conflict of Interest
Certain of the underwriters and/or their respective affiliates may hold our existing debt securities, including our 4.45% Senior Notes due 2023, and as a result may receive a portion of the net proceeds from this offering.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates are likely to hedge and certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In particular, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.
Prohibition of Sales to European Economic Area Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/ 1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of

Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Prohibition of sales to UK retail investors
The Securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a) the expression “retail investor” means a person who is one (or more) of the following:
(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or
(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or
(iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of  “retained EU law”, as defined in the EUWA; and
(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.
Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
Notice to Prospective Investors in Switzerland
The notes may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland and will not be listed on the SIX Swiss Exchange Ltd (“SIX”) or on any other stock exchange or regulated trading venue in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of SIX or any other exchange or regulated trading venue in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Rule 2.3 (Offered Securities Rules) of the Markets Rules (MKT) VER15/07-19 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. This prospectus supplement relates to an Exempt Offer, which is not subject to any form of regulation or approval by the DFSA. The DFSA has no responsibility for reviewing or verifying any prospectus or documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the notes will be passed upon for us by Troutman Pepper Hamilton Sanders LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended June 30, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
Debt Securities
Carpenter Technology Corporation may, from time to time, offer to sell debt securities in one or more offerings. This prospectus describes some of the general terms and conditions that may apply to these securities. We will provide the specific terms and conditions of these securities, including their offering prices, in prospectus supplements to this prospectus.
We may offer and sell these debt securities to or through one or more underwriters, dealers or agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” in this prospectus. We will also describe the plan of distribution for any particular offering of securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.
Investing in the debt securities involves risks. See “Forward-Looking Statements” in this prospectus, “Risk Factors” beginning on page 7 of this prospectus and “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended June 30, 2019 and subsequent filings with the Securities and Exchange Commission incorporated by reference in this prospectus or the applicable prospectus supplement before making a decision to invest in our debt securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated July 9, 2020

This prospectus, any prospectus supplement and any free writing prospectus that we prepare or authorize contains and/or incorporates by reference information that you should consider when making an investment decision. Neither we nor any underwriter has authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement is an offer to sell only the debt securities offered hereby or thereby, but only under circumstances and in jurisdictions where it is lawful to do so. Neither we nor any underwriters identified in any prospectus supplement are making an offer to sell or soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any prospectus supplement and any free writing prospectus, and the documents incorporated by reference herein or therein, are current only as of the respective dates of such documents. You should not assume that such information is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, we may, at any time and from time to time, sell in one or more offerings any of our debt securities described in this prospectus.
The debt securities may be sold for U.S. dollars, a foreign-denominated currency or a currency unit. Amounts payable with respect to any debt securities may be payable in U.S. dollars or a foreign-denominated currency or a currency unit as specified in the applicable prospectus supplement.
This prospectus provides you with a general description of the debt securities that we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including, but not limited to, the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update, change or supersede the information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.
The prospectus supplement may also contain information about any material U.S. Federal income tax considerations relating to the debt securities covered by the prospectus supplement.
The prospectus supplement will also contain, with respect to the debt securities being sold, the manner of sale, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.
You should carefully read both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information.”
Unless otherwise stated or the context otherwise requires, references in this prospectus to “Carpenter Technology,” “the Company,” “we,” “us” and “our” are to Carpenter Technology Corporation and its consolidated subsidiaries. However, in the “Description of the Debt Securities” section of the prospectus, references to “we,” “us” and “our” are to Carpenter Technology Corporation and not to any of its subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.
We also make available, free of charge, on or through our Internet web site (ir.carpentertechnology.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed below under the heading “Incorporation by Reference.” In addition, you may request copies of these filings in writing or by telephone at no cost through our Investor Relations Department at: Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA, telephone: (610) 208-2000 or our Internet web site (ir.carpentertechnology.com).
We have filed with the SEC a registration statement on Form S-3 relating to the debt securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours that is an exhibit to the registration statement, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s Internet web site listed above.
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference information into this prospectus and any prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the debt securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
We incorporate by reference in this prospectus the documents set forth below that have been previously filed with the SEC as well as any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of the securities described in this prospectus; provided, however, that, except as specifically provided below, we are not incorporating any documents or portions of documents deemed to have been furnished rather than filed in accordance with SEC rules:
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our Annual Report on Form 10-K for the fiscal year ended June 30, 2019;

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our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 17, 2019;

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our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2019, December 31, 2019 and March 31, 2020, and

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our Current Reports on Form 8-K, filed with the SEC on September 26, 2019, October 9, 2019, June 8, 2020 and July 7, 2020.

To obtain copies of these filings, see “Where You Can Find More Information.”
The preliminary financial data incorporated by reference in this prospectus, including the fiscal year 2020 preliminary data included in our Current Report on Form 8-K filed with the SEC on July 7, 2020, has been prepared by, and is the responsibility of, Carpenter Technology’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The prospective financial information incorporated by reference in this document, including the fiscal year 2021 estimated financial data included in our Current Report on Form 8-K filed with the SEC on July 7, 2020, has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and accordingly, does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this prospectus relates to the Company’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not yet provided or available.

FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference herein, includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may” or the negative of such terms or other comparable terminology. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this prospectus or the documents and information incorporated by reference into this prospectus, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, the dates of the documents incorporated by reference herein or as of the dates otherwise indicated in such forward-looking statements, as applicable. All of our forward-looking statements, including those contained or incorporated by reference in this prospectus are qualified in their entirety by this statement.
There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in, contemplated by or incorporated by reference in this prospectus. The most significant of these uncertainties are described in Carpenter Technology’s filings with the SEC, including its report on Form 10-K for the year ended June 30, 2019, Form 10-Q for the quarters ended September 30, 2019, December 31, 2019 and March 30, 2020 and the exhibits attached to those filings. They include but are not limited to:
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the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, medical, transportation, energy, industrial and consumer, or other influences on Carpenter Technology’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;

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the ability of Carpenter Technology to achieve cash generation, growth, earnings, profitability, operating income, cost savings and reductions, qualifications, productivity improvements or process changes;

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the ability to recoup increases in the cost of energy, raw materials, freight or other factors;

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domestic and foreign excess manufacturing capacity for certain metals;

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fluctuations in currency exchange rates;

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the effect of government trade actions;

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the valuation of the assets and liabilities in Carpenter Technology’s pension trusts and the accounting for pension plans;

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possible labor disputes or work stoppages;

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the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products;

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the ability to successfully acquire and integrate acquisitions;

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the availability of credit facilities to Carpenter Technology, its customers or other members of the supply chain;

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the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions;

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Carpenter Technology’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania and Athens, Alabama for which there may be limited alternatives if there are significant equipment failures or a catastrophic event;

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the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel;

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fluctuations in oil and gas prices and production;

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uncertainty regarding the return to service of the Boeing 737 MAX aircraft and the related supply chain disruption;

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Carpenter Technology’s efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter in place orders and business closures, and the related impact on resource allocations and manufacturing and supply chains;

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Carpenter Technology’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority;

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Carpenter Technology’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; and

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the ability of Carpenter Technology to successfully carry out restructuring and business exit activities on the expected terms and time lines.

Given these uncertainties and risks, prospective investors are cautioned not to place undue reliance on forward-looking statements. Except with respect to such material changes to our risk factors as may be reflected from time to time in our quarterly filings or as otherwise required by law, we are under no obligation to, and expressly disclaim any obligation to, update or revise any forward-looking statements included or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise. Because of the factors referred to above, the future events discussed in or incorporated by reference in this prospectus may not occur and actual results, performance or achievement could differ materially from those anticipated or implied in the forward-looking statements.

CARPENTER TECHNOLOGY CORPORATION
We are a producer and distributor of premium specialty alloys, including titanium alloys, powder metals, stainless steels, alloy steels, and tool steels as well as drilling tools. We are a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, medical, transportation, energy, industrial and consumer markets. We have evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (“AM”) processes and soft magnetics applications. We have expanded our AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. We primarily process basic raw materials such as nickel, cobalt, titanium, manganese, chromium, molybdenum, iron scrap and other metal alloying elements through various melting, hot forming and cold working facilities to produce finished products in the form of billet, bar, rod, wire and narrow strip in many sizes and finishes. We also produce certain metal powders and parts. Our sales are distributed directly from our production plants and distribution network as well as through independent distributors. Unlike many other specialty steel producers, we operate our own worldwide network of service and distribution centers. These service centers, located in the United States, Canada, Mexico, Europe and Asia allow us to work more closely with customers and to offer various just-in-time stocking programs.
As part of our overall business strategy, we have sought out and considered opportunities related to strategic acquisitions and joint collaborations as well as possible business unit dispositions aimed at broadening our offering to the marketplace. We have participated with other companies to explore potential terms and structures of such opportunities and expect that we will continue to evaluate these opportunities.
Carpenter Technology Corporation is a Delaware corporation established in 1889, originally as Carpenter Steel Company. Our principal executive offices are located at 1735 Market Street, 15th Floor, Philadelphia, PA, 19103, and our main telephone number is (610) 208-2000.

RISK FACTORS
Investing in the debt securities involves risks. Before making a decision to invest in the debt securities, in addition to the other information contained in this prospectus and any prospectus supplement, you should carefully consider the risks described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 (together with any updates thereto in subsequent periodic filings) and in other documents that we include or incorporate by reference in this prospectus. See “Where You Can Find More Information” and the section above entitled “Forward-Looking Statements.” The occurrence of any of these risks might cause you to lose all or part of your investment in the debt securities.

USE OF PROCEEDS
Except as otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from sales of the debt securities for general corporate purposes, which may include, but are not limited to, funding for working capital, capital expenditures, repayment of debt, the financing of acquisitions, joint ventures and other business combination opportunities or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES
The debt securities offered hereby will be issued under an Indenture, dated as of January 12, 1994, between Carpenter Technology and U.S. Bank National Association, as successor Trustee to Morgan Guaranty Trust Company of New York and U.S. Bank Trust National Association (the “Trustee”), as it may be amended or supplemented from time to time (the “Indenture”). The debt securities may be issued from time to time in one or more series. The particular terms of each series, or of debt securities forming a part of a series, which are offered by a prospectus supplement, will be described in such prospectus supplement.
The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus. The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended (the “TIA”). Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indenture.
General
The Indenture provides that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. Carpenter Technology may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as Carpenter Technology may determine. The debt securities will be unsecured obligations of Carpenter Technology and will rank on a parity with all other unsecured and unsubordinated indebtedness of Carpenter Technology.
The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:
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the title of such debt securities,

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any limit on the aggregate principal amount of such debt securities or the series of which they are a part,

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the person to whom interest on such debt securities will be payable,

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the date or dates on which the principal of any of such debt securities will be payable,

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the rate or rates at which any of such debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date,

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the place or places where the principal of and any premium and interest on any of such debt securities will be payable,

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the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities may be redeemed, in whole or in part, at the option of Carpenter Technology,

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the obligation, if any, of Carpenter Technology to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation,

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the denominations in which any of such debt securities will be issuable, if other than denominations of $1,000 and any integral multiples thereof,

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if the amount of principal of or any premium or interest on any of such debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined,

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if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such debt securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time),

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if the principal of or any premium or interest on any of such debt securities is to be payable, at the election of Carpenter Technology or the holder thereof, in one or more currencies or currency units other than those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined),

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if other than the entire principal amount thereof, the portion of the principal amount of any of such debt securities which will be payable upon declaration of acceleration of the maturity thereof,

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if the principal amount payable at the stated maturity of any of such debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined),

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if applicable, that such debt securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under “Defeasance and Covenant Defeasance — Defeasance and Discharge” or “Defeasance and Covenant Defeasance — Defeasance of Certain Covenants,” or under both such captions,

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whether any of such debt securities will be issuable in whole or in part in the form of one or more global securities and, if so, the respective Depositaries for such global securities, the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to under “Global Securities” and, if different from those described under such caption, any circumstances under which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the names of Persons other than the Depositary for such global security or its nominee,

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any addition to or change in the events of default applicable to any of such debt securities and any change in the right of the Trustee or the holders to declare the principal amount of any of such debt securities due and payable,

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any addition to or change in the covenants in the Indenture, including those described under “Certain Restrictive Covenants” applicable to any of such debt securities, and

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any other terms of such debt securities not inconsistent with the provisions of the Indenture.

Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.
Form, Exchange and Transfer
The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and any integral multiples thereof.

At the option of the holder, subject to the terms of the Indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.
Subject to the terms of the Indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by Carpenter Technology for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but Carpenter Technology may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Carpenter Technology has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by Carpenter Technology for any debt securities will be named in the applicable prospectus supplement. Carpenter Technology may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that Carpenter Technology will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, Carpenter Technology will not be required to (i) issue, register the transfer of or exchange any debt security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.
Global Securities
Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security will be registered in the name of a depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.
Notwithstanding any provision of the Indenture or any debt security described herein, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless (i) the depositary has notified Carpenter Technology that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of such global security and the debt securities represented thereby for all purposes under the debt securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the Indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its bookentry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of Carpenter Technology, the Trustee or any agent of Carpenter Technology or the Trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the depositary’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance thereof may be required to be made in immediately available funds.
Payment and Paying Agents
Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest.
Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Carpenter Technology may designate for such purpose from time to time, except that at the option of Carpenter Technology payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, U.S. Bank National Association will be designated as Carpenter Technology’s sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by Carpenter Technology for the debt securities of a particular series will be named in the applicable prospectus supplement. Carpenter Technology may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Carpenter Technology will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.
All moneys paid by Carpenter Technology to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed for two years after such principal premium or interest has become due and payable will be repaid to Carpenter Technology, and the holder of such debt security thereafter may look only to Carpenter Technology for payment thereof.
Certain Definitions
“Attributable Debt” means, as to any particular lease under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the same rate per annum as the rate of interest borne by the outstanding debt securities, on a weighted average basis. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Capital Stock,” as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.
“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities other than (a) deferred income taxes, (b) Funded Debt and (c) shareholders’ equity (including all preferred stock whether or not redeemable) and (ii) all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of Carpenter Technology and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.
“Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the respective amounts so capitalized).
“Principal Property” means any manufacturing or processing plant or warehouse owned at the date of the Indenture or thereafter acquired by Carpenter Technology or any Restricted Subsidiary of Carpenter Technology which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than (i) any property which in the opinion of Carpenter Technology’s Board of Directors is not of material importance to the total business conducted by Carpenter Technology as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.
“Restricted Subsidiary” means a Subsidiary of Carpenter Technology (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (ii) which owns a Principal Property.
“Subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned or controlled, directly or indirectly, by (i) Carpenter Technology, (ii) Carpenter Technology and one or more Subsidiaries or (iii) one or more Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class has such voting power by reason of any contingency.
“U.S. Government Obligation” means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any such payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

Certain Covenants of Carpenter Technology
Restrictions on Secured Debt
If Carpenter Technology or any Restricted Subsidiary shall incur, issue, assume or guarantee any loans or notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of Carpenter Technology or any Restricted Subsidiary, or on any shares of Capital Stock or Debt of any Restricted Subsidiary, Carpenter Technology will provide or cause such Restricted Subsidiary to provide that the debt securities (together with, if Carpenter Technology shall so determine, any other Debt of Carpenter Technology or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the debt securities) be secured equally and ratably with (or, at Carpenter Technology’s option, prior to) such secured Debt, unless, after giving effect thereto, the aggregate amount of all such secured Debt, together with all Attributable Debt of Carpenter Technology and its Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “Restrictions on Sales and Leasebacks” below), would not exceed 5% of Consolidated Net Tangible Assets.
The above restrictions will not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (i) Mortgages on property of, or on any shares of Capital Stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) Mortgages in favor of Carpenter Technology or a Restricted Subsidiary, (iii) Mortgages in favor of governmental bodies to secure progress, advance or other payments, (iv) Mortgages on property, shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction Mortgages which are entered into within specified time limits, (v) Mortgages securing industrial revenue or pollution control bonds and (vi) any extension, renewal or replacement, as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) through (v) inclusive so long as such extension, renewal or replacement is limited to all or part of the same property, shares of Capital Stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).
Restrictions on Sales and Leasebacks
Neither Carpenter Technology nor any Restricted Subsidiary will enter into any sale and leaseback transaction involving any Principal Property, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties or shares of Capital Stock or Debt of a Restricted Subsidiary (with the exception of secured Debt which is excluded as described in “Restrictions on Secured Debt” above) would not exceed 5% of Consolidated Net Tangible Assets.
The above restrictions will not apply to, and there will be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years, (ii) the sale and leaseback transaction of the Principal Property is made prior to, at the time of or within 180 days after its acquisition or construction, (iii) the lease secures or relates to industrial revenue or pollution control bonds, (iv) the transaction is between Carpenter Technology and a Restricted Subsidiary or between Restricted Subsidiaries or (v) Carpenter Technology or such Restricted Subsidiary within 180 days after the sale or transfer applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement to (a) the retirement of the debt securities or certain Funded Debt of Carpenter Technology ranking on a parity or senior to the debt securities or Funded Debt of a Restricted Subsidiary or (b) the purchase of other property which will constitute Principal Property having a fair market value, in the opinion of Carpenter Technology’s Board of Directors, at least equal to the fair market value of the Principal Property so leased. The amount to be applied to the retirement of such Funded Debt of Carpenter Technology or a Restricted Subsidiary shall be reduced by (x) the principal amount of any debt securities (or other notes or debentures constituting such Funded Debt) delivered within such 180-day period to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of such Funded Debt other than items referred to in the preceding clause (x), voluntarily retired by Carpenter Technology or a Restricted Subsidiary within 180 days after such sale, provided that, notwithstanding the foregoing, no retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
Except as described in “Restrictions on Secured Debt” and “Restrictions on Sales and Leasebacks,” the Indenture does not contain any covenants or provisions that may afford holders of the debt securities protection in the event of a highly leveraged transaction.
Successor Company
The Indenture provides that no consolidation or merger of Carpenter Technology with or into any other corporation and no conveyance, transfer or lease of its properties and assets substantially as an entirety to any person may be made unless (i) the corporation formed by or resulting from any such consolidation or merger or which shall have received the transfer of such property and assets shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture payment of the principal of, premium (if any) and interest on the debt securities and the performance and observance of the Indenture, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing and (iii) Carpenter Technology shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required for such transaction, such supplemental indenture, complies with the above requirements of the Indenture.
Events of Default
Each of the following constitutes an Event of Default under the Indenture with respect to the debt securities of any series: (a) failure to pay principal of or any premium on any debt security of that series at its maturity; (b) failure to pay any interest on any debt securities of that series when due, and continuance of such failure for a period of 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series; (d) failure to perform, or breach of, any other covenant of Carpenter Technology in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the Outstanding debt securities of that series as provided in the Indenture; (e) certain defaults by Carpenter Technology or any of its Restricted Subsidiaries under any bond, debenture, note or other evidence of indebtedness for money borrowed in excess of $3,000,000, under any capitalized lease or under any mortgage, indenture or instrument, which default (i) consists of a failure to pay any such indebtedness or liability upon its stated maturity or (ii) results in such indebtedness or liability becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, and continuance thereof for 10 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to debt securities of that series.
If an Event of Default (other than an Event of Default described in clause (f) above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series (or, in the case of any security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other security, such specified amount) will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if Carpenter Technology has paid or deposited with the Trustee all sums sufficient to pay overdue interest and other amounts required under the Indenture and all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see “Modification and Waiver.”
Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series, provided that such direction shall not be in conflict with any rule of law or the Indenture, the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and such direction shall not involve the Trustee in personal liability or be unjustly prejudicial to holders not joining therein.
No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer of indemnity. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security. Carpenter Technology will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not Carpenter Technology, to its knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.
Modification and Waiver
Modifications and amendments of the Indenture may be made by Carpenter Technology and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, (b) reduce the principal amount of, or any premium payable upon redemption or interest on, any debt security, (c) reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any debt security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security, (f) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver.
Modifications and amendments of the Indenture may be made by Carpenter Technology and the Trustee without the consent of the holders to (a) evidence the succession of any person to Carpenter Technology, (b) add to the covenants of Carpenter Technology for the benefit of the holders of all or any series of debt securities, (c) add additional Events of Default for the benefit of the holders of all or any series of debt securities, (d) permit or facilitate the issuance of securities of any series in bearer form or uncertificated form, (e) add, change or eliminate any provision of the Indenture in respect of one or more series of debt securities so long as these additions, changes or eliminations do not apply to debt securities of any series created prior to such additions, changes or eliminations and entitled to the benefit of such provisions, or modify the rights of any holder of any such debt securities with respect to such provisions, or become effective only after these debt securities are no longer outstanding, (f) secure the debt securities, (g) create new series of debt securities as permitted under the Indenture, (g) provide for a successor trustee under the Indenture or (h) cure any ambiguity or correct or supplement any provision of the Indenture that is defective so long as such action does not adversely affect the interests of the holders of debt securities of any series in any material respect.
The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by Carpenter Technology with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.
The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security and (iii) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a security described in clause (i) or (ii) above, of the amount described in such clause). Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1302 of the Indenture, will not be deemed to be outstanding.
Except in certain limited circumstances, Carpenter Technology will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee also will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by Carpenter Technology (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.
Defeasance and Covenant Defeasance
If and to the extent indicated in the applicable prospectus supplement, Carpenter Technology may elect, at its option at any time, to have the provisions of Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or Section 1303 of the Indenture, relating to defeasance of certain restrictive covenants in the Indenture, applied to the debt securities of any series, or to any specified part of a series.
Defeasance and Discharge
The Indenture provides that, upon Carpenter Technology’s exercise of its option (if any) to have Section 1302 of the Indenture apply to any debt securities, Carpenter Technology will be discharged from all its obligations with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, Carpenter Technology has delivered to the Trustee an opinion of counsel to the effect that Carpenter Technology has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that beneficial owners of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.
Defeasance of Certain Covenants
The Indenture provides that, upon Carpenter Technology’s exercise of its option (if any) to have Section 1303 of the Indenture apply to any debt securities, Carpenter Technology may omit to comply with certain restrictive covenants, including those described under “Certain Covenants of Carpenter Technology,” under “Successor Company, “ any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such debt securities. Carpenter Technology, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Carpenter Technology will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that beneficial owners of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event Carpenter Technology exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, Carpenter Technology would remain liable for such payments.
Notices
Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the Security Register.
Title
Carpenter Technology, the Trustee and any agent of Carpenter Technology or the Trustee may treat the Person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.
Governing Law
The Indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.
Regarding The Trustee
U.S. Bank National Association is the successor Trustee to Morgan Guaranty Trust Company of New York and U.S. Bank Trust National Association under the Indenture.
Upon the occurrence of an Event of Default, the Trustee may be deemed to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939, as amended, and, accordingly, may be required to resign as Trustee under the Indenture.

PLAN OF DISTRIBUTION
We may sell the debt securities described in this prospectus from time to time in one or more transactions:
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to purchasers directly;

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to underwriters for public offering and sale by them;

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through agents;

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through dealers;

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through a combination of any of the foregoing methods of sale; or

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in any other manner, as provided in any applicable prospectus supplement.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.
The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by or on our behalf.
Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.
Unless otherwise specified in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.
The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.
If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.
Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.
Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.
Unless otherwise specified in the applicable prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase the debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading market for any debt securities.

LEGAL MATTERS
The validity of the securities will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, Philadelphia, Pennsylvania, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2019 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$300,000,000
CARPENTER TECHNOLOGY CORPORATION
    % Senior Notes due 2030

Prospectus Supplement

J.P. Morgan	BofA Securities	Wells Fargo Securities
PNC Capital Markets LLC
US Bancorp
KeyBanc Capital Markets
           , 2022